Exhibit 10.44

July 15, 2025

Streeterville Capital, LLC

Attn: John Fife

with a copy to:

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan Hansen

Re: Consent, Waiver and Release

Dear Mr. Fife:

We refer to (i) that certain Note Purchase Agreement, dated August 14, 2024 (the “NPA”), by and between reAlpha Tech Corp., a Delaware corporation (“reAlpha”), and Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), and (ii) that certain Secured Promissory Note, dated August 14, 2024, by and between reAlpha, as the borrower, and Streeterville, as the lender (the “Note”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Note or NPA.

As you are aware, reAlpha intends to conduct a follow-on equity offering (the “Offering”). In connection therewith, reAlpha and certain investors will enter into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which reAlpha, subject to the terms and conditions set forth therein and pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), intends to issue and sell to each investor, and each investor, severally and not jointly, desires to purchase from the reAlpha, securities of reAlpha. Pursuant to the terms of the Securities Purchase Agreement, reAlpha and its Subsidiaries (as defined in Appendix A attached hereto) would be restricted from: (i) effecting or entering into an agreement to effect any issuance by reAlpha or any of its Subsidiaries of Common Stock (as defined in Appendix A attached hereto) or Common Stock Equivalents (as defined in Appendix A attached hereto) (or a combination of units thereof) involving a Variable Rate Transaction (as defined in Appendix A attached hereto) for a period of one (1) year following the closing date of the Offering (the “Closing Date”) and (ii) issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents, or file any registration statement or any amendment or supplement thereto, in each case other than the prospectus for the Offering or the filing a registration statement on Form S-8 in connection with any employee benefit plan, in each case for a period of sixty (60) days following the Closing Date (such prohibition, the “sixty (60) day prohibition period” and (i) and (ii) collectively, the “Restrictions”).

In connection with the Offering and the related Securities Purchase Agreement, reAlpha hereby requests from Streeterville, as a holder of the Note, and Streeterville hereby grants to reAlpha, Streeterville’s consent, approval and agreement to the following:

(1) Streeterville consents to and agrees that reAlpha’s agreement to and observance of the Restrictions (or any less restrictive prohibition periods in connection with the Restrictions): (i) shall not constitute a breach of or failure to comply with, observe or perform, any of reAlpha’s covenants, obligations, conditions or agreements contained in the Note or the NPA, and (ii) shall not constitute a Trigger Event or an Event of Default under the Note or the NPA; and

(2) Streeterville further agrees to waive any past breach of or failure to comply with, observe or perform any of reAlpha’s covenants, obligations, conditions or agreements contained in Section 4(v) of the NPA in connection with the Offering. Streeterville agrees that none of such breaches or failures to comply with, observe or perform shall constitute a Trigger Event or an Event of Default under the Note or the NPA.

This letter may be executed in counterparts (including by electronic signature), and all parties need not execute the same counterpart. Electronic transmissions shall be effective as originals. This consent, waiver and release letter shall be governed by, and construed in accordance with, the law of the State of Delaware. Notwithstanding the foregoing, this Consent, Waiver and Release is only effective so long as the Offering is conducted on or prior to July 31, 2025.

[Signature page follows]

If the foregoing is acceptable to Streeterville, please execute a copy of this letter in the space provided below to evidence your acceptance and approval of the foregoing and return a fully-executed counterpart to the attention of the undersigned.

Very truly yours,

REALPHA TECH CORP.

By:	/s/ Michael J. Logozzo
Name:	Michael J. Logozzo
Title:	Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
Name:	John Fife
Title:	President

[Signature Page to Consent Letter]

Appendix A

“Common Stock” means the common stock of reAlpha, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of reAlpha or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Subsidiary” means any “significant subsidiary” of reAlpha, as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.

“Variable Rate Transaction” means a transaction in which reAlpha (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of reAlpha or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby reAlpha may issue securities at a future determined price, regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled; provided, however, that, after the expiration of the sixty (60) day prohibition period, the entry into and/or issuance of shares of Common Stock in an “at-the-market” offering with the placement agent for the Offering as sales agent shall not be deemed a Variable Rate Transaction.